                                                                            Exhibit 12(a)


                                 SOUTH JERSEY GAS COMPANY
                    Calculation of Ratio of Earnings To Fixed Charges
                                      (In Thousands)


                                             Fiscal Year Ended December 31,
                                -------------------------------------------------------
                                   1999       1998       1997       1996       1995
                                -------------------------------------------------------
Net Income*                        $23,466    $17,910    $22,000    $19,389    $15,991

Income Taxes, Net                   15,455     12,256     11,559     10,627      9,278

Fixed Charges**                     20,949     19,235     18,103     19,574     19,545

Capitalized Interest                  (390)      (167)      (107)      (114)       (98)
                                -------------------------------------------------------

Total Available for Coverage       $59,480    $49,234    $51,555    $49,476    $44,716
                                =======================================================


Total Available                       2.8x       2.6x       2.9x       2.5x       2.3x
---------------------
Fixed Charges




 *  Net Income before Dividends on Preferred Securities and a
    Cumulative Effect of a Change in Accounting Principle.

** Fixed charges consist of interest charges (rentals are not material).



                                                                            Exhibit 12(b)


                                   SOUTH JERSEY GAS COMPANY
                       Calculation of Ratio of Earnings To Fixed Charges
                         Plus Preferred Security Dividend Requirements
                                        (In Thousands)


                                                   Fiscal Year Ended December 31,
                                     -------------------------------------------------------
                                        1999       1998       1997       1996       1995
                                     -------------------------------------------------------
Net Income                              $20,382    $14,822    $19,898    $19,215    $15,813

Income Taxes, Net                        15,455     12,256     11,559     10,627      9,278

Fixed Charges*                           20,949     19,235     18,103     19,574     19,545
Preferred Securities - Dividends          3,084      3,088      2,102        174        178
                                     -------------------------------------------------------
        Sub-Total                        24,033     22,323     20,205     19,748     19,723
                                     -------------------------------------------------------
Capitalized Interest                       (390)      (167)      (107)      (114)       (98)
                                     -------------------------------------------------------
Total Available for Coverage            $59,480    $49,234    $51,555    $49,476    $44,716
                                     =======================================================


Total Available                            2.5x       2.2x       2.6x       2.5x       2.3x
-------------------------
Fixed Charges




*  Fixed charges consist of interest charges (rentals are not material).
